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                     SUBSIDIARIES OF THE REGISTRANT

The following lists all subsidiaries of Industrial Training Corporation as required by Item 21.

            Name                           State/Country of Incorporation
            ----                           ------------------------------
    1. ComSkill Learning Centers, Inc.                Georgia
    2. Activ Training, Ltd.                        England/Wales